Exhibit 10.1

Agreement No. 14-00333

EXCLUSIVE START-UP COMPANY LICENSE AGREEMENT

This Exclusive Start-Up Company License Agreement (this “Agreement”) is made effective the 1st day of October, 2014 (the “Effective Date”) by and between the Wisconsin Alumni Research Foundation (“WARF”), a nonstock, nonprofit Wisconsin corporation, and Neuro One, LLC. (“Licensee”), a corporation organized and existing under the laws of Minnesota.

WHEREAS, WARF owns certain intellectual property rights to the inventions described in the “Licensed Patents” defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents, and Licensee desires a license under all of them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.	Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2.	Grant.

A.	License.

WARF hereby grants to Licensee under the Licensed Patents an exclusive license to make, use and sell Products in the Licensed Field and Licensed Territory.

B.	Sublicenses.

Licensee may grant written, nonexclusive sublicenses, without the right to further sublicense, to third parties. Any agreement granting a sublicense shall contain terms and conditions no less restrictive than those set forth in this Agreement and shall state that the sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee. Licensee shall provide WARF with the name, contact information and address of each sublicensee, as well as information regarding the number of full-time employees of any such sublicensee to allow WARF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes. Upon WARF’s written request, Licensee shall provide to WARF copies of each sublicense agreement and any amendments thereto.

C.	Reservation of Rights.

In addition to the United States Government Rights identified in Section 14, WARF hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research Purposes. WARF, the University of Wisconsin and the inventors of the Licensed Patents shall have the right to publish any information included in the Licensed Patents.

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D.	License to WARF.

(i)          Licensee hereby grants, and shall require its sublicensee(s) to grant, to WARF a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use “Improvements” for Non-Commercial Research Purposes. “Improvements” shall mean any patented modification of an invention described in the Licensed Patents that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents.

(ii)         In the event that Licensee and its sublicensee(s) discontinue the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee shall grant, and shall require its sublicensee(s) to grant to WARF an option to obtain a nonexclusive, royalty-bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes. Licensee shall provide to WARF written notice that Licensee and its sublicensee(s) intend to discontinue such use or commercialization immediately upon making such a decision. WARF’s option with respect to each Improvement shall expire sixty (60) days after WARF’s receipt of said written notice from Licensee. The failure of WARF to timely exercise its option under this paragraph shall be deemed a waiver of WARF’s option, but only with respect to the Improvement so disclosed.

Section 3.	Development.

A.           Licensee shall diligently develop, manufacture, market and sell Products in each Licensed Field and Licensed Territory throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in Licensee’s “Development Plan” attached hereto as Appendix E. Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable steps to meet the development program as set forth therein.

B.           Beginning in calendar year 2014 and until the Date of First Commercial Sale, Licensee shall provide WARF with a written Development Report summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the requirements of the Development Plan. WARF reserves the right to audit Licensee’s records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C.           Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market. Licensee acknowledges that any failure by Licensee to reasonably implement the Development Plan, or to make timely submission to WARF of any Development Report, or the providing of any false information to WARF regarding Licensee’s development activities hereunder, shall be a material breach of this Agreement.

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D.           Licensee further agrees to and warrants that it will meet the following Milestones:

(i)          Licensee will submit a revised business plan to WARF within twelve (12) months of the Effective Date.

(ii)         Licensee will obtain at least $1,000,000 in equity financing within one (1) year of the Effective Date.

(iii)        Licensee will obtain at least $3,000,000 in cumulative equity financing within two (2) years of the Effective Date.

(iv)        Licensee will file an application for 510(k) marketing clearance with the U.S. Food and Drug Administration (“FDA”) within one (1) year of the Effective Date.

Section 4.	Consideration.

A.           License Fee.

Licensee will pay to WARF a license fee of $[*] as follows:

(i)          Licensee will pay to WARF $[*] due the earlier of one hundred and twenty (120) days from the execution of this Agreement or upon raising $100,000 in equity financing.

(ii)         Licensee will pay to WARF $[*] due the earlier of twelve (12) months from the execution of this Agreement or upon raising $1,000,000 in equity financing.

B.           Royalty.

(i)          In addition to the license fee under Section 4A, Licensee agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee or its sublicensee(s), or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of [*]% of the Selling Price of Products.

(ii)         If Licensee is required to pay royalties to one or more independent third parties during any calendar year to obtain a license or similar right in the absence of which Licensee could not legally make, use or sell Products, then the royalty payable hereunder will be reduced by [*]% for each additional [*]% of royalties payable for all of the additional licensing components, to WARF. Notwithstanding the foregoing, in no event shall the royalty due WARF be reduced to less than [*]%.

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C.           Sublicensing Royalties and Fees.

(i)          With respect to sublicenses granted by Licensee under Section 2B, Licensee shall pay to WARF an amount equal to what Licensee would have been required to pay to WARF had Licensee sold the amount of Products sold by such sublicensee.

(ii)         In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, or option to sublicense, or other similar rights, and such payments are not based directly upon the amount or value of Products sold by the sublicensee (hereinafter “Sublicense Fees”), then Licensee shall pay WARF [*] of such payments within thirty (30) days of receipt of such payments, and otherwise in the manner specified in Section 4F. Licensee shall not receive from its sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement without the express prior written consent of WARF. No payments owed for Sublicense Fees shall be prorated, whether the sublicense to the Licensed Patents is bundled with other licenses or sublicenses or not, without WARF’s written consent.

D.           Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of $50,000 for calendar year 2017, $100,000 for calendar year 2018, and $150,000 for calendar year 2019 and each calendar year thereafter or part thereof during which this Agreement is in effect, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any other given calendar year.

E.           Patent Fees and Costs.

(i)          Licensee agrees to reimburse WARF $[*] towards the costs incurred by WARF in filing, prosecuting and maintaining the Licensed Patents. Such payment is due the earlier of twelve (12) months from the execution of this Agreement or upon raising $1,000,000 in equity financing. Licensee will pay to WARF such costs within thirty (30) days of receiving an invoice from WARF.

(ii)         If WARF decides to abandon maintenance of any patent under the Licensed Patents, WARF shall provide Licensee notice of WARF’s intent to abandon such application and the parties will determine in good faith how to proceed, taking into account the patent fees and costs already expended.

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F.           Accounting Payments.

(i)          Amounts owing to WARF under Section 4B and Section 4C shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any royalty and non-royalty amounts owed to WARF under this Agreement which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii)         Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a). All royalties owing with respect to Selling Prices and other fees stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation Value of Foreign Currencies on the day preceding the payment. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee or its sublicensee(s).

(iii)        A full accounting showing how any amounts owing to WARF under Section 4B and Section 4C have been calculated shall be submitted to WARF on the date of each such payment. For royalties, such accounting shall be on a per country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. Such accounting shall include completing the quarterly royalty forecast section of Appendix C. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5.	Certain Warranties.

A.           WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

(i)          a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

(ii)         a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii)        an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

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B.           WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C.           Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.0 § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6.	Recordkeeping.

A.           Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing the development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing the development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B.           Licensee and its sublicensee(s) shall take all steps necessary so that WARF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports, the royalty reports of its sublicensee(s), and any applicable Sublicense Fees. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

C.           If a royalty payment deficiency is determined, Licensee and its sublicensee(s), as applicable, shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4F(i).

D.           If a royalty payment deficiency for a calendar year exceeds the lesser of [*]% of the royalties paid for that year or $[*], then Licensee or its sublicensee(s) shall be responsible for paying WARF’s out-of-pocket expenses incurred with respect to such review.

Section 7.	Term and Termination.

A.           The term of this Agreement shall begin on the Effective Date and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4B and Section 4C, once begun, ceases for more than four (4) calendar quarters.

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B.           Licensee may terminate this Agreement at any time by giving at least ninety (90) days’ written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C.           In the event that Licensee fails to meet any Milestone set forth in Section 3D, WARF may terminate this Agreement by giving Licensee at least thirty (30) days’ written notice of such termination.

D.           If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively pursue the Development Plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or if Licensee or its sublicensee(s) offer any component of the Licensed Patents to their creditors, WARF may, at its option, terminate this Agreement immediately by giving notice of termination to Licensee.

E.           WARF may terminate this Agreement by giving Licensee at least ninety (90) days’ written notice if the Date of First Commercial Sale does not occur by July 1, 2016.

F.           Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee and its sublicensee(s) shall also remain obligated to pay all other amounts owed under this Agreement to WARF prior to termination. Such accountings and payments shall be due within thirty (30) days of termination.

G.           Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8.	Assignability.

This Agreement may not be transferred or assigned by Licensee, whether pursuant to a change-of-control event or otherwise, without the prior written consent of WARF.

Section 9.	Contest of Validity.

A.           Licensee and its sublicensee(s) must provide WARF at least three (3) months prior written notice before filing any action that contests the validity of any Licensed Patent during the term of this Agreement.

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B.           In the event Licensee or its sublicensee(s) files any action contesting the validity of any Licensed Patent, the filing party shall pay a royalty rate of two (2) times the royalty rate specified in Section 4B of this Agreement for all Products sold during the pendency of such action. Moreover, should the outcome of such contest determine that any claim of a Licensed Patent challenged is valid and would be infringed by a Product sold by Licensee (or its sublicensee(s) if such sublicensee filed the action), if not for the license granted by this Agreement, Licensee (or its sublicensee(s), if such sublicensee filed the action) shall thereafter, and for the remaining term of this Agreement, pay a royalty rate of three (3) times the royalty rate specified in Section 4B of this Agreement.

C.           In the event that Licensee or its sublicensee(s) contests the validity of any Licensed Patent during the term of this Agreement, Licensee agrees (and shall require its sublicensee(s) to agree) to pay to WARF all royalties due under the Agreement during the period of challenge. For the sake of clarity, such amounts shall not be paid into any escrow or other account, but directly to WARF, and shall not be refunded.

Section 10.	Enforcement.

WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF’s sole judgment, such action may be necessary, proper, and justified and makes reasonable business sense considering all factors. In the event that Licensee or its sublicensee(s) believe there is infringement of any Licensed Patent under this Agreement which is to its substantial detriment, Licensee shall provide WARF with notification and reasonable evidence of such infringement. Upon request by WARF, Licensee will provide WARF with such assistance and information as may be useful to WARF in connection with WARF’s taking such action (if the cause of action arose during the term of this Agreement and WARF reimburses Licensee for Licensee’s reasonable out-of-pocket expenses).

Section 11.	Patent Marking.

Licensee and its sublicensee(s) shall mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law 35 U.S.C. § 287.

Section 12.	Product Liability: Conduct of Business.

A.           Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests.

B.           Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the Products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Upon WARF’s request, Licensee will present evidence to WARF that such coverage is being maintained.

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Section 13.	Use of Names.

Neither Licensee nor its sublicensee(s) shall use WARF’s name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14.	United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee or any of its sublicensees shall be subject to such right.

Section 15.	Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

Section 16.	Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

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(a)	Wisconsin Alumni Research Foundation Attn: Contracts Manager 614 Walnut Street Madison, Wisconsin 53726

(b)	Neuro One, LLC Attn: Mark Christianson 17326 Candlewood Parkway Eden Prairie, MN 55347

Section 17.	Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18.	Confidentiality.

The parties hereto agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include the terms of this Agreement, Licensee’s Development Plan and Development Reports, Royalty Reports and forecasts, sublicenses, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties. Except as may be authorized in advance in writing by WARF, Licensee shall only grant access to WARF’s Confidential Information to its sublicensee(s) and those employees of Licensee and its sublicensee(s) involved in research relating to the Licensed Patents. Licensee shall require its sublicensee(s) and all such employees to be bound by terms of confidentiality no less restrictive than those set forth in this Section 18. Licensee and its sublicensee(s) shall not use any Confidential Information to WARF’s detriment, including, but not limited to, claiming priority to the Licensed Patents in any patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i)          the receiving party can show by written record that it possessed the information prior to its receipt from the disclosing party;

(ii)         the information was already available to the public or became so through no fault of the receiving party;

(iii)        the information is subsequently disclosed to the receiving party by a third party that has the right to disclose it free of any obligations of confidentiality;

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(iv)        the information is required by law, rule, regulation or judicial process to be disclosed (if such requirement arises, the party requested to disclose the Confidential Information of the other party shall, prior to any such disclosure, promptly notify said party and provide assistance in any reasonable effort to obtain confidential treatment with respect to such disclosure); or

(v)         five (5) years have elapsed from the expiration of this Agreement.

Section 19.	Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Leigh Cagan	Date:	10/28/2014
Leigh Cagan, Chief Technology Commercialization Officer

NEURO ONE LLC

By:	/s/ Mark Christianson	Date:	10/22/2014

Name and Title:	Mark Christianson, Partner

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APPENDIX A

A.           “Date of First Commercial Sale” shall mean the date when Licensee sells an FDA approved Product to the retail market.

B.           “Development Report” shall mean a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix D to this Agreement.

C.           “Licensed Field” shall be limited to devices for the treatment and diagnosis of neurological disorders.

D.           “Licensed Patents” shall refer to and mean those patents listed on Appendix B attached hereto.

E.            “Licensed Territory” shall be limited to the United States.

F.            “Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

G.            “Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

H.           “Selling Price” shall mean, in the case of Products that are sold or leased, the invoice price to the end user of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The “Selling Price” for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter.

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APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	APPLICATION SERIAL NUMBER	FILING DATE	PATENT NUMBER

[*]

[*]	[*]	[*]	[*]	[*]

[*]

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

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APPENDIX C

WARF ROYALTY REPORT

Licensee:	Agreement No:
Inventor:	P#:
Period Covered: From:	Through:
Prepared By:	Date:
Approved By:	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	Single Product Line Report:
Multiproduct Summary Report. Page 1 of _______Pages
Product Line Detail. Line: ___________ Tradename: __________ Page

Report Currency:	U. S. Dollars ________ Other

	Gross	* Less:		Royalty	Period Royalty Amount
Country	Sales	Allowances	Net Sales	Rate	This Year	Last Year

TOTAL:

Total Royalty: _____________Conversion Rate: __________ Royalty in U.S. Dollars: $______

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter: _____ Q2: ______ Q3: ____ Q4: ____

* On a separate page, please indicate the reasons for returns or other adjustments if significant. Also note any unusual occurrences that affected royalty amounts during this period. To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

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APPENDIX D

DEVELOPMENT REPORT

A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.	Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.

D.	Changes to Development Plan submitted to WARF (2-4 paragraphs).

1.	Reasons for change.

2.	Variables that may cause additional changes.

E.	Items to be provided if applicable:

1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.	Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation

Attn.: Contracts Manager

614 Walnut Street

Madison, WI 53726

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* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333

APPENDIX E

DEVELOPMENT PLAN

Estimated
	Start Date	Finish Date
I. Development Program	[*]	[*]

A.	Development Activities to be Undertaken

1.	Secure project funding

2.	Devicex Engineering will lead all development and testing requirements to obtain 510K approval. Please refer to Devicix Proposal #249-002 “iEEG Flex Depth Electrode” Dated March 3, 2014.

B.	Estimated Total Development Time: 12 months upon receiving funding.

II.	Governmental Approval

A.	Types of submissions required: 510K approval for clinical use

B.	Government agency: FDA approval required for clinical use.

III.         Proposed Market Approach: Sell through existing relationships and the utilization of independent sales professionals that have existing knowledge and relationships in the Neuro-surgery arena.

1V.        Competitive Information

A.           Potential Competitors: PMT, Adtech and Integra currently sell electrodes for use in epilepsy surgery. The company feels that with the significant advancement that our technology offers, we will be able to secure the expected sales projections. Also, having patents that protect other companies from developing similar technology will secure our ability to achieve the desired success projected.

B.            Potential Competitive Devices/Compositions: None known to be in development

C.            Known Competitor’s plans, developments, and technical achievements: Current companies manufacturing electrodes are not currently developing similar technology.

D.           Anticipated Date of Product Launch-[*]

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* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333

[*]

Neuro One Exclusive License 14-00333 5 final	Page 18 of 18

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.